EXHIBIT 99



                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Ezcony Interamerica Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Ezcony Interamerica Inc. and subsidiaries as of September 30, 1997, and the related condensed consolidated statements of operations and accumulated deficit and cash flows for the three-month and nine-month periods ended September 30, 1997 and 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended (not presented herein), and in our report dated March 12, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


/s/ COOPERS & LYBRAND L.L.P.
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Coopers & Lybrand L.L.P.

Miami, Florida
November 12, 1997